                                                              EXHIBIT (a)(1)(ii)

                            SIERRA PRIME INCOME FUND

                       OFFER TO PURCHASE FOR CASH 117,068
              OF ITS ISSUED AND OUTSTANDING CLASS A COMMON SHARES
                          AT NET ASSET VALUE PER SHARE


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 PM PACIFIC STANDARD TIME ON APRIL 11, 1997, UNLESS THE OFFER IS EXTENDED. TO ENSURE PROCESSING OF YOUR REQUEST, A LETTER OF TRANSMITTAL OR A MANUALLY SIGNED FACSIMILE OF IT (TOGETHER WITH ANY CERTIFICATES FOR CLASS A COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE ADMINISTRATOR (AS DEFINED BELOW) ON OR BEFORE APRIL 11, 1997.

To the Holders of Class A Common Shares of
Sierra Prime Income Fund:

        Sierra Prime Income Fund, a non-diversified, closed-end management investment company organized as a Massachusetts business trust (the "Fund"), is offering to purchase up to 117,068 of its Class A Common Shares of beneficial interest, with no par value ("Class A Common Shares"), for cash at a price (the "Purchase Price") equal to their net asset value ("NAV") determined as of 2:00 PM Pacific Standard Time on the Expiration Date (as defined herein), upon the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Offer is scheduled to terminate as of 6:00 PM Pacific Standard Time on April 11, 1997, unless extended. The Class A Common Shares are not currently traded on an established trading market. The NAV on March 3, 1997 was $10.00 per Class A Common Share. You can obtain current NAV quotations from Sierra Shareholder Services by calling (800) 222-5852. See Section 9.

        If more than 117,068 Class A Common Shares are duly tendered prior to the expiration of the Offer, the Fund presently intends to, subject to the condition that there have been no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in Section 6, but is under no obligation to, extend the Offer period, if necessary, and increase the number of Class A Common Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Class A Common Shares tendered as well as any Class A Common Shares tendered during the extended Offer period or purchase 117,068 Class A Common Shares (or such greater number of Class A Common Shares sought) on a pro rata basis.

            THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND
                 AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER
                    OF CLASS A COMMON SHARES BEING TENDERED.

          THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.  SEE SECTION 6.

                                   IMPORTANT

        If you desire to tender all or any portion of your Class A Common Shares, you should either (1) complete and sign the Letter of Transmittal and mail or deliver it along with any other required documents to Sierra Fund Administration Corporation ("Sierra Administration" or the "Administrator") or
(2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Class A Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Class A Common Shares.

        NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S CLASS A COMMON SHARES. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER CLASS A COMMON SHARES AND, IF SO, HOW MANY CLASS A COMMON SHARES TO TENDER.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER CLASS A COMMON SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

        Questions and requests for assistance may be directed to Sierra Shareholder Services at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to Sierra Fund Administration Corporation.

March 12, 1997                           SIERRA PRIME INCOME FUND


Sierra Shareholder Services              SIERRA FUND ADMINISTRATION CORPORATION:
9301 Corbin Avenue, Suite 333
Northridge, CA  91324                    By Mail Hand Delivery or Courier:
(800) 222-5852                           9301 Corbin Avenue, Suite 333
                                         Northridge, CA  91324
                                         Attn: Sierra Prime Income Fund

                               TABLE OF CONTENTS

SECTIONS                                                                                                                    PAGE
1.      PRICE; NUMBER OF CLASS A COMMON SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

2.      PROCEDURE FOR TENDERING CLASS A COMMON SHARES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

3.      EARLY WITHDRAWAL CHARGE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

4.      WITHDRAWAL RIGHTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

5.      PAYMENT FOR SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

6.      CERTAIN CONDITIONS OF THE OFFER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

7.      PURPOSE OF THE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

8.      PLANS OR PROPOSALS OF THE FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

9.      PRICE RANGE OF CLASS A COMMON SHARES; DIVIDENDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

10.     INTEREST OF TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE CLASS A COMMON SHARES . .  10

11.     CERTAIN EFFECTS OF THE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

12.     SOURCE AND AMOUNT OF FUNDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

13.     CERTAIN INFORMATION ABOUT THE FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

14.     ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

15.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

16.     EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

17.     MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15



EXHIBIT A:       UNAUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDED DECEMBER
                 31, 1996

        1.  PRICE; NUMBER OF CLASS A COMMON SHARES.

        The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) 117,068 or such lesser number of its issued and outstanding Class A Common Shares which are properly tendered (and not withdrawn in accordance with Section 4 prior to 6:00 PM Pacific Standard Time on April 11, 1997 (such time and date being hereinafter called the "Initial Expiration Date"). The Fund reserves the right to extend the Offer. See Section 16. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The Purchase Price of the Class A Common Shares will be their NAV determined as of 2:00 PM Pacific Standard Time on the Expiration Date. Holders of Class A Common Shares may tender or withdraw previously tendered shares to the Administrator at the address set forth in page 2 of this Offer to Purchase by written telegraphic, telex or facsimile transmission of a notice of withdrawal prior to the Expiration Date. The NAV on March 3, 1997 was $10.00 per Class A Common Share. You can obtain current NAV quotations from Sierra Shareholder Services by calling (800) 222-5852 between the hours of 6:00 AM and 6:00 PM Pacific Standard Time, Monday through Friday and 6:00 AM and 3:00 PM Pacific Standard Time on Saturday, except holidays. Shareholders tendering Class A Common Shares shall be entitled to receive all dividends declared on or prior to settlement following the Expiration Date, but not yet paid, on Class A Common Shares tendered pursuant to the Offer. See Section 9. The Fund will not pay interest on the Purchase Price under any circumstances. An Early Withdrawal Charge may be imposed on certain Class A Common Shares accepted for payment that have been held for less than two years. See Section 3.

        The Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Class A Common Shares being tendered.
If the number of Class A Common Shares properly tendered prior to the Expiration Date and not withdrawn is less than or equal to 117,068 Class A Common Shares (or such greater number of Class A Common Shares as the Fund may elect to purchase pursuant to the Offer), the Fund will upon the terms and subject to the conditions of the Offer, purchase at NAV all Class A Common Shares so tendered. If more than 117,068 Class A Common Shares are duly tendered prior to the expiration of the Offer and not withdrawn, the Fund presently intends to, subject to the condition that there have been no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and the other conditions set forth in Section 6, but is not obligated to, extend the Offer period, if necessary, and increase the number of Class A Common Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Class A Common Shares tendered as well as any Class A Common Shares tendered during the extended Offer period or purchase 117,068 Class A Common Shares (or such greater number of Class A Common Shares sought) on a pro rata basis.

        On March 3, 1997, there were approximately 1,170,686.612 Class A Common Shares issued and outstanding and there were approximately 407 holders of record of Class A Common Shares. The Fund has been advised that no trustees, officers or affiliates of the Fund intend to tender any Class A Common Shares pursuant to the Offer.

        The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Administrator and making a public announcement thereof. See Section 16. There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to increase (except for any increase not in excess of 2% of the outstanding Class A Common Shares) or decrease the number of Class A Common Shares being sought and, at the time that notice of such increase or decrease is first published, sent or given to holders of Class A Common Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period.

        2.  PROCEDURE FOR TENDERING CLASS A COMMON SHARES.

        Proper Tender of Class A Common Shares. Except as otherwise set forth under the heading "Procedures for Authorized Dealers" below, for Class A Common Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Administrator at its address set forth on page 2 of this Offer to Purchase.

         It is a violation of Section 14(e) of the Securities and Exchange Act of 1934 (the "Exchange Act"), and Rule 14e-4 promulgated thereunder, for a person to tender Class A Common Shares in a partial tender offer for such person's own account unless at the time of tender and until such time as the securities are accepted for payment the person so tendering has a net long position equal to or greater than the amount tendered in (i) the Class A Common Shares and will deliver or cause to be delivered such shares for purposes of tender to the Fund prior to or on the Expiration Date, or (ii) an equivalent security and, upon the acceptance of his or her tender will acquire the Class A Common Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Class A Common Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date.

         Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         The acceptance of Class A Common Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that (i) such shareholder has a net long position in the Class A Common Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Class A Common Shares complies with Rule 14e-4.

         Signature Guarantees and Method of Delivery. Signatures on the Letter of Transmittal are not required to be guaranteed unless (1) the proceeds for the tendered Class A Common Shares will amount to more than $50,000, (2) the Letter of Transmittal is signed by someone other than the registered holder of the Class A Common Shares tendered therewith, or (3) payment for tendered Class A Common Shares is to be sent to a payee other than the registered owner of such Class A Common Shares and/or to an address other than the registered address of the registered owner of the Class A Common Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by a member firm of a national securities exchange or a commercial bank or trust company having an office, branch or agency in the United States (an "Eligible Institution"). If Class A Common Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal or (a) if payment is to be made to or (b) unpurchased Class A Common Shares are to be registered in the name of any person other than the registered owner, then the Letter of Transmittal must be endorsed or accompanied by appropriate authorizations, in either case signed exactly is such name or names as appear on the registration of the Class A Common Shares with the signatures on the authorizations guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

         Payment for Class A Common Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt by the Administrator on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

         THE METHOD OF DELIVERY OF ANY DOCUMENTS IS AT THE ELECTION AND RISK OF THE PARTY TENDERING CLASS A COMMON SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

         Procedures for Authorized Dealers. If you are an Authorized Dealer, in order for you to tender any Class A Common Shares pursuant to the Offer, you may place a confirmed wire order with First Data Investor Services Group, Inc. ("First Data" or the "Transfer Agent"). All confirmed wire orders used to tender Class A Common Shares pursuant to this Offer must be placed on the Expiration Date only (wire orders placed on any other date will not be accepted by the Fund). Class A Common Shares tendered by a wire order are deemed to be tendered when the Transfer Agent receives the order but subject to the condition subsequent that the settlement instructions, including (with respect to tendered Class A Common Shares for which the Authorized Dealer is not the registered owner) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any other documents required by the Letter of Transmittal, are received by the Transfer Agent.

         Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of the Fund's counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Common Share(s) or any particular shareholder, and the Fund's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Class A Common Shares will not be accepted for payment unless the defects or irregularities have been cured within such time or waived. Neither the Fund, the Transfer Agent, the Administrator nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

         Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder who has not previously submitted a Form W-9 to the Fund or does not otherwise establish an exemption from such withholding must notify the Transfer Agent of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Form W-9 enclosed with the Letter of Transmittal. Foreign shareholders who are individuals and who have not previously submitted a Form W-9 to the Fund must do so in order to avoid backup withholding.

         The Transfer Agent will withhold 30% of the gross payments payable to a foreign shareholder unless the Transfer Agent determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding does not exempt a foreign shareholder from the 30% withholding). For this purpose, a foreign shareholder, in general is a shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. The Transfer Agent will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to the shareholder's address and to any outstanding statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted. A foreign shareholder who has not previously submitted the appropriate statements with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid over-withholding. A foreign shareholder may be eligible to obtain a refund of tax withheld if such shareholder meets one of the three tests for capital gain or loss treatment described in Section 15 or is otherwise able to establish that no tax or a reduced amount of tax was due.

         For a discussion of certain other federal income tax consequences to tendering shareholders, see Section 15.

         3.  EARLY WITHDRAWAL CHARGE.

         The Transfer Agent may impose an early withdrawal charge (the "Early Withdrawal Charge" or "EWC") on certain Class A Common Shares accepted for payment which have been held less than two years. An EWC of 1.0% or 0.5% may be imposed on certain Class A Common Shares tendered and accepted for payment within one or two years of purchase, respectively, for those Class A Common Shares (i) purchased at NAV without a sales charge at time of purchase (purchases of $1 million or more), (ii) acquired through an exchange for Class A Shares of a Non-Money Fund of the Sierra Trust Funds purchased at NAV without a sales charge at time of purchase (purchases of $1 million or more), (iii) purchased through an employee benefit trust created pursuant to a plan qualified under Section 401(k) of the Code ("401(k) Plan") that has invested in the aggregate more than $1 million in the Fund, or (iv) purchased through a retirement plan qualified under Section 403(b) of the Code ("403(b) Plan") that has more than $1 million in the Fund. The EWCs for Class A Common Shares are calculated on the lower of the shares' cost or current net asset value, and in determining whether the EWC is payable, the Fund will first redeem shares not subject to any EWC.

         Purchases of $1 million or more and certain other purchases are not subject to the sales charge at the time of purchase, but may be subject to a 1.0% early withdrawal charge on repurchases or tenders within one year of purchase or a 0.5% early withdrawal charge on repurchases or tenders during the second year after purchase. No sales charge at time of purchase and no early withdrawal charge will be assessed on the reinvestment of dividends or distributions on Class A Common Shares or on purchases of Class A Common Shares under the 180-day reinvestment privilege. The Early Withdrawal Charge may be imposed on the number of Class A Common Shares (subject to the EWC as noted above) accepted for payment from a record holder of Class A Common Shares the value of which exceeds the aggregate value at the time the tendered Class A Common Shares are accepted for payment of (a) all Class A Common Shares owned by such holder that were purchased without being subject to the EWC, (b) the Class A Common Shares owned by such holder that were acquired through reinvestment of distributions, and (c) the increase, if any, of value of all other Class A Common Shares owned by such holder over the purchase price of such Class A Common Shares. The Early Withdrawal Charge will be paid to SISC on behalf of the holder of the Class A Common Shares. In determining whether an Early Withdrawal Charge is payable, Class A Common Shares accepted for payment pursuant to the Offer shall be deemed to be those Class A Common Shares purchased earliest by the Shareholder.

         The following example will illustrate the operation of the Early Withdrawal Charge. Assume that an investor purchases $1,000,000 worth of the Fund's Class A Common Shares for cash and that 9 months later the value of the account has grown through the reinvestment of dividends and capital appreciation to $1,050,000. The investor then may submit for repurchase pursuant to a tender offer up to $50,000 worth of Class A Common Shares without incurring an Early Withdrawal Charge. If the investor should submit for repurchase pursuant to a tender offer $75,000 worth of Class A Common Shares, an Early Withdrawal Charge would be imposed on $25,000 worth of the Class A Common Shares submitted. The charge would be imposed at the rate of 1% because it is in the first year after the purchase was made and the charge would be $250.

         4.  WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section 4, tenders of Class A Common Shares made pursuant to the Offer will be irrevocable. You may withdraw Class A Common Shares tendered at any time prior to the Expiration Date and, if the Class A Common Shares have not yet been accepted for payment by the Fund, at any time after 6:00 PM Pacific Standard Time on April 11, 1997.

         To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Administrator at the address set forth on page 2 of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Class A Common Shares to be withdrawn and the number of Class A Common Shares to be withdrawn.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. None of the Fund, Sierra Shareholder Services, the Transfer Agent, the Administrator or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Class A Common Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Class A Common Shares may be retendered by following the procedures described in Section 2 prior to the Expiration Date.

         5.  PAYMENT FOR SHARES.

         For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Class A Common Shares which are tendered and not withdrawn when, and if it gives oral or written notice to the Transfer Agent of its acceptance of such Class A Common Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment (and thereby purchase) Class A Common Shares properly tendered promptly after the Expiration Date.

         Payment for Class A Common Shares purchased pursuant to the Offer will be made by depositing the aggregate purchase price therefor with the Transfer Agent, which will act as agent for tendering shareholders for the purpose of receiving payment from the Fund and transmitting payment to the tendering shareholders. In all cases, payment for Class A Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Administrator, as required pursuant to the Offer, of a properly, completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and any other required documents.

         The Fund will pay all transfer taxes, if any, payable on the transfer to it of Class A Common Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) of unpurchased Class A Common Shares are to be registered in the name of any person other than the registered holder the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Shareholders tendering Class A Common Shares shall be entitled to receive all dividends declared on or prior to settlement following the Expiration Date, but not yet paid, on Class A Common Shares tendered pursuant to the Offer. The Fund will not pay any interest on the Purchase Price under any circumstances. An Early Withdrawal Charge may be imposed on certain Class A Common Shares accepted for payment that have been held for less than two years. See Section 3. In addition, if certain events occur, the Fund may not be obligated to purchase Class A Common Shares pursuant to the Offer. See Section 6.

         ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO HAS NOT PREVIOUSLY SUBMITTED A COMPLETED AND SIGNED SUBSTITUTE FORM W-9 AND WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 ENCLOSED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 2.

         6.  CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment, purchase or pay for any Class A Common Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and payment for Class A Common Shares tendered, if at any time at or before the time of purchase of any such Class A Common Shares, any of the following events shall have occurred (or shall have been determined by the Fund to have occurred) which, in the Fund's reasonable judgment in any such case and regardless of the circumstances (including any action or omission to act by the Fund), makes it inadvisable to proceed with the Offer or with such purchase or payment: (1) in the reasonable and exclusive judgment of the Trustees, there is not sufficient liquidity of the assets of the Fund; (2) such transactions, if consummated, would (a) impair the Fund's status as a regulated investment company under the Internal Revenue Code (which would make the Fund a taxable entity, causing the Fund's taxable income to be taxed at the Fund level) or (b) result in a failure to comply with applicable asset coverage requirements; or (3) there is, in the Board of Trustees' judgment, any (a) material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on any United States national securities exchange or in the over-the-counter market, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (f) other event or condition which would have a material adverse effect on the Fund or the holders of its Class A Common Shares if the tendered Class A Common Shares are purchased.

         The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction by the Fund), and any such condition may be waived by the Fund in whole or in part, at any time and from time to time in its sole discretion. The Fund's failure at any time to exercise any of the foregoing, rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 6 shall be final and shall be binding on all parties.

         If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Class A Common Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 16. Moreover, in the event any of the foregoing conditions arc modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 16.

         7.  PURPOSE OF THE OFFER.

         The Fund currently does not believe that an active secondary market for its Class A Common Shares exists or is likely to develop. In recognition of the possibility that a secondary market may not develop for the Class A Common Shares of the Fund, or, if such a market were to develop, the Class A Common Shares might trade at a discount, the Trustees have determined that it would be in the best interest of its shareholders for the Fund to take action to attempt to provide liquidity to shareholders or to reduce or eliminate any future market value discount from NAV that might otherwise exist, respectively. To that end, the Trustees presently intend each quarter to consider making a tender offer to purchase Class A Common Shares at their NAV. The purpose of this Offer is to attempt to provide liquidity to the holders of Class A Common Shares. There can be no assurance that this Offer will provide sufficient liquidity to all holders of Class A Common Shares that desire to sell their Class A Common Shares or that the Fund will make any such tender offer in the future.

         NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S CLASS A COMMON SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER CLASS A COMMON SHARES AND, IF SO, HOW MANY CLASS A COMMON SHARES TO TENDER.

         8.  PLANS OR PROPOSALS OF THE FUND.

         The Fund has no present plan or proposals which relate to or would result in any extraordinary transaction such as a merger, reorganization or liquidation involving the Fund; a sale or transfer of a material amount of assets of the Fund other than in its ordinary course of business; any material changes in the Fund's present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund's structure or business.

         9.  PRICE RANGE OF CLASS A COMMON SHARES; DIVIDENDS.

         The Fund's NAV per Class A Common Share from February 14, 1996 (inception of the Fund) through March 3, 1997 ranged from a high of $10.01 to a low of $10.00. On March 3, 1997, the NAV was $10.00 per Common Share. You can obtain current NAV quotations from Sierra Shareholder Services by calling (800) 222-5852 between the hours of 6:00 AM and 6:00 PM Pacific Standard Time, Monday through Friday and 6:00 AM to 3:00 PM Pacific Standard Time on Saturday, except holidays. Holders of Class A Common Shares may tender or withdraw previously tendered shares to the Administrator at the address set forth on page 2 of this Offer to Purchase by written, telegraphed, telex or facsimile transmission of a notice of withdrawal prior to the Expiration Date. The Fund offers and sells its Class A Common Shares to the public on a continuous basis through SISC as principal underwriter. The Fund is not aware of any secondary market trading for the Class A Common Shares. Dividends on the Class A Common Shares are declared daily and paid monthly.

         Since the commencement of the Trust's operations in February 1996 prior to the Offer, the Fund paid the following dividends per Class A Common Share held for the entire respective dividend period:

                                                                                   AMOUNT OF DIVIDEND
                                    DIVIDEND PAYMENT                                   PER CLASS A
                                          DATE                                         COMMON SHARE
                                    -----------------                                  ------------
                                    February 29, 1996                                    $0.0115
                                    March 29, 1996                                       $0.0475
                                    April 30, 1996                                       $0.0528
                                    May 31, 1996                                         $0.0596
                                    June 28, 1996                                        $0.0564
                                    July 31, 1996                                        $0.0582
                                    August 30, 1996                                      $0.0595
                                    September 30, 1996                                   $0.0555
                                    October 31, 1996                                     $0.0594
                                    November 29, 1996                                    $0.0589
                                    December 31, 1996                                    $0.0596
                                    January 31, 1997                                     $0.0595
                                    February 28, 1997                                    $0.0534


Shareholders tendering Class A Common Shares shall be entitled to receive all dividends declared on or prior to settlement following the Expiration Date, but not yet paid, on Class A Common Shares tendered pursuant to the Offer.

         10. INTEREST OF TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE CLASS A COMMON SHARES.

         Except as set forth in this Section 10, as of March 3, 1997, the trustees and executive officers of the Fund as a group beneficially owned no Class A Common Shares. The Fund has been informed that no trustee or executive officer of the Fund intends to tender any Class A Common Shares pursuant to the Offer.

         Except as set forth in this Section 10, based upon the Fund's records and upon information provided to the Fund by its trustees, executive officers and affiliates (as such term is used in the Securities Exchange Act of 1934), neither the Fund nor, to the best of the Fund's knowledge, any of the trustees or executive officers of the Fund, nor any associates of any of the foregoing, has effected any transactions in the Class A Common Shares during the forty business day period prior to the date hereof.

         Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund's knowledge, any of its affiliates, trustees or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

         The Fund currently is a party to an Investment Advisory Agreement with Sierra Investment Advisors Corporation ("Sierra Advisors" or "Adviser") under which the Fund accrues daily and pays monthly to Sierra Advisors an investment management fee equal to 0.95% of the average daily net assets (i.e. the daily value of the total assets of the Fund, minus the sum of the accrued liabilities of the Fund other than the aggregate amount of any borrowings undertaken by the
Fund). Sierra Advisors has delegated the management of the Fund's portfolio to Van Kampen American Capital Management Inc. ("Van Kampen" or "Sub-Advisor") pursuant to an Investment Sub-Advisory Agreement among the Fund, Sierra Advisors and Van Kampen. The Fund also is a party to an Administration Agreement with Sierra Fund Administration Corporation ("Sierra Administration") and a Distribution Agreement with Sierra Investment Services Corporation ("SISC"). Under the current Administration Agreement, which was amended effective July 1, 1996, the Fund pays Sierra Administration a monthly fee at the annualized rate of 0.25% of the Fund's average daily net assets. Prior to July 1, 1996, the Fund paid Sierra

Administration a monthly fee at the annualized rate of 0.35% of the Fund's average daily net assets. Under the Distribution Agreement, the Fund offers and sells its Class A Common Shares to the public on a continuous basis through SISC, as principal underwriter. Sierra Administration pursuant to a Sub-Administration Agreement with State Street Bank & Trust Company ("State Street") has delegated certain administrative and custodial services to State Street. The Fund is also a party to a Transfer Agency and Services Agreement with First Data Investor Services Group, Inc. ("First Data") in connection with certain transfer agency responsibilities.

         11.  CERTAIN EFFECTS OF THE OFFER.

         The purchase of Class A Common Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of shareholders who do not tender their Class A Common Shares. If you retain your Class A Common Shares you will be subject to any increased risks that may result from the reduction in the Fund's aggregate assets resulting from payment for the tendered Class A Common Shares (e.g., greater volatility due to decreased diversification and higher expenses). However, the Fund believes that since it is engaged in a continuous offering of the Class A Common Shares, those risks would be reduced to the extent new Class A Common Shares of the Fund are sold. All Class A Common Shares purchased by the Fund pursuant to the Offer will be held in treasury pending disposition.

         12.  SOURCE AND AMOUNT OF FUNDS.

         The total cost to the Fund of purchasing the full 117,068 Class A Common Shares pursuant to the Offer would be approximately $1,170,680 (assuming a NAV of $10.00 per Common Share on the Expiration Date). The Fund anticipates that the Purchase Price for any Class A Common Shares acquired pursuant to the Offer will first be derived from cash on hand, such as proceeds from sales of new Class A Common Shares of the Fund and specified pay-downs from the participation interests in senior corporate loans which it has acquired, and then from the proceeds from the sale of cash equivalents held by the Fund. Although the Fund is authorized to borrow money to finance the repurchase of Class A Common Shares, the Fund believes that it has sufficient liquidity to purchase the Class A Common Shares tendered pursuant to the Offer without utilizing such borrowing. However, if, in the judgment of the Trustees, there is not sufficient liquidity of the assets of the Fund to pay for tendered Class A Common Shares, the Fund may terminate the Offer. See Section 6.

         The Fund has entered into a Credit Agreement dated May 22, 1996, with Deutsche Bank AG, New York Branch ("Deutsche Bank"), pursuant to which Deutsche Bank has agreed to provide a credit facility in the maximum amount of $40,000,000 in the aggregate to the Fund and the Sierra Trust Funds, which is not secured by the assets of the Fund or other collateral. The Fund and/or the Sierra Trust Funds have not drawn down any of the money available under the Deutsche Bank Agreement. The purpose of the Deutsche Bank Agreement is to provide the Fund with additional liquidity to meet its obligations to purchase Common Shares pursuant to any tender offer that it may make. The Deutsche Bank Agreement has terms and conditions substantially similar to the following:

                 a. The Fund is entitled to borrow from Deutsche Bank amounts which in the aggregate do not exceed $433,000. The Fund together with the portfolios of the Sierra Trust Funds will be limited to a maximum credit extension of $40,000,000. The Fund will be entitled to obtain a Base Rate or NIBOR loan on the business day Deutsche Bank receives a Notice of Borrowing if provided by 12:00 pm (Eastern standard time). For LIBOR Loans, the Fund will be entitled to a loan on the third business day following the Notice of Borrowing is provided to Deutsche Bank.

                 b. The aggregate principal amount of each borrowing under the Deutsche Bank Agreement must be at least $50,000, with additional amounts in $10,000 increments.

                 c. Base Rate Loans made under the Deutsche Bank Agreement, if any, will bear interest daily at a rate equal to the higher of (i) one-half of one percent ( 1/2 of 1%) in excess of the Federal Funds Rate and
                          (ii) the Prime Lending Rate. Such interest will be due on the outstanding principal amount of each loan on the last business day of March, June, September and December.

                          Overdue payments of principal and interest will bear interest, payable upon demand, at a penalty rate.

                 d. NIBOR Loans made under the Deutsche Bank Agreement, if any, will bear interest daily at a rate equal to the sum of the NIBOR Rate plus 35% of 1%. The NIBOR Rate is the offered quotation in the New York Interbank market to Deutsche Bank for loans of comparable interest and maturity. Such interest will be due on the outstanding principal amount of each loan on each Interest Payment Date, which at the option of the Fund may be either 30 days or quarterly. Overdue payments of principal and interest will bear interest, payable on demand, at a penalty rate.

                 e. LIBOR Loans made under the Deutsche Bank Agreement, if any, will bear interest daily at a rate equal to the sum of the LIBOR Rate plus 35% of 1%. The LIBOR Rate is the offered quotation in the London Interbank market to Deutsche Bank for loans of comparable principal and maturity. Such interest will be due on the outstanding principal amount of each loan on each Interest Payment Date, which at the option of the Fund, may be a one, two, three or six-month period. Overdue payments of principal and interest will bear interest, payable on demand, at a penalty rate.

                 f. During the term of the Deutsche Bank Agreement, the Fund is obligated to pay a commitment fee computed at a rate equal to 1/20 of 1% per annum on the average daily amount of the unutilized commitment.

                 g. The principal amount of loans made under the Deutsche Bank Agreement, if any, are required to be paid on the last day of the applicable Interest Period. Any loans outstanding must be repaid in full not later than the Expiration Date of the Agreement. On the Expiration Date, all outstanding principal and accrued interest under the Deutsche Bank will be due and payable in full.

                 h. The Deutsche Bank Agreement contains various affirmative and negative covenants of the Fund, including, without limitation, obligations: (i) to provide periodic financial information; (ii) to not consolidate with or merge into any other entity or have any other entity merge into it or sell all or substantially all of its assets; (iii) to continue to engage in its current type of business and to maintain its existence as a business trust; (iv) to comply with applicable laws, rules and regulations and perform its obligations under the Deutsche Bank Agreement; (v) to not own, control or hold with power to vote 5% or more of the outstanding voting securities of Deutsche Bank; (vi) to comply with the investment practices and restrictions set forth in the Fund's prospectus and statement of additional information; and (vii) to not create any lien, with certain exceptions.

                 i. The Deutsche Bank Agreement also contains various events of default (with certain specified grace periods), including, without limitation: (i) failure to pay when due any amounts required to be paid to Deutsche Bank under the Deutsche Bank Agreement or the Note; (ii) any material misrepresentations in the Deutsche Bank Agreement or documents delivered to Deutsche Bank; (iii) failure to observe or perform certain terms, covenants and agreements contained in the Deutsche Bank Agreement, the Deutsche Bank Note or other documents delivered to Deutsche Bank; (iv) failure to comply with the Fund's fundamental investment policies and investment restrictions; (v) failure to comply with all material provisions of the Investment Company Act of 1940; (vi) the voluntary or involuntary bankruptcy of the Fund; (vii) the entry of judgments for the payment of money which exceeds the lower of $25 million or 3% of the Fund's asset coverage ratio; (viii) a change in the Investment Advisors; and (ix) a change of control in the Investment Advisors.

                 j. The credit facility provided pursuant to the Deutsche Bank Agreement will terminate on May 21, 1997, unless extended pursuant to the terms thereof, and all accrued interest and principal will be due thereon.

         The Fund intends to repay any loans under the Deutsche Bank Agreement from the specified pay-downs from interests in Senior Loans which will be acquired and from the sale of Common Shares.

         The foregoing descriptions of the Deutsche Bank Agreement do not purport to be complete or final and are qualified in their entirety by reference to the Deutsche Bank Agreement included as Exhibit (B) to the Issuer Tender Offer Statement on Schedule 13E-4 of the Fund. See Section 14.

         13.  CERTAIN INFORMATION ABOUT THE FUND.

         The Fund was organized as a Massachusetts business trust on October 4, 1995 and is a non-diversified, closed-end management investment company under the Investment Company Act of 1940. The Fund seeks as high a level of current income as is consistent with the preservation of capital by investing in a professionally managed portfolio of interests in floating or variable rate senior loans ("Senior Loans") to United States corporations, partnerships and other entities ("Borrowers"). Although the Fund's NAV will vary, the Fund's policy of acquiring interests in floating or variable rate Senior Loans is expected to minimize fluctuations in the Fund's NAV as a result of changes in interest rates. Senior Loans in which the Fund will invest generally pay interest at rates which are periodically redetermined by reference to a base lending rate plus a premium. These base lending rates are generally the prime rate offered by one or more major United States banks ("Prime Rate"), the London Inter-Bank Offered Rate ("LIBOR"), the certificate of deposit rate or other base lending rates used by commercial lenders. The Fund seeks to achieve over time a high effective yield. The Senior Loans in the Fund's portfolio at all times have a dollar-weighted average time until next interest rate redetermination of 90 days or less. As a result, as short-term interest rates increase, the interest payable to the Fund from its investments in Senior Loans should increase, and as short-term interest rates decrease, the interest payable to the Fund on its investments in Senior Loans should decrease. The amount of time required to pass before the Fund realizes the effects of changing short-term market interest rates on its portfolio varies with the dollar-weighted average time until next interest rate redetermination on securities in the Fund's portfolio.

         The Fund has registered as a "non-diversified" investment company so that, subject to its investment restrictions, it is able to invest more than 5% of the value of its assets in the obligations of any single issuer, including Senior Loans of a single Borrower or participations in Senior Loans purchased from a single lender. To the extent the Fund invests a relatively high percentage of its assets in obligations of a limited number of issuers, the Fund will be more susceptible than a more widely diversified investment company to any single corporate, economic, political or regulatory occurrence.

         SISC compensates Authorized Dealers participating in the continuous offering of the Fund's Class A Common Shares pursuant to the following schedule:


                                                                                   Dealers' Reallowance
                                    Amount of Transactions                       as a % of Offering Price
                                    ----------------------                       ------------------------
                                    Less than $50,000                                      4.00%
                                    $50,000 but less than $100,000                         3.50%
                                    $100,000 but less than $250,000                        3.00%
                                    $250,000 but less than $500,000                        2.50%
                                    $500,000 but less than $1,000,000                      1.75%
                                    $1,000,000 and over                                       0%


SISC may pay Authorized Dealers a fee of up to 1.00% of net asset value for Class A Common Share transactions over $1,000,000. The dealer reallowance may be changed by SISC from time to time, and upon notice, SISC may reallow up to the full applicable sales charge to certain Authorized Dealers. In addition, if Class A Common Shares of the Fund are sold by an Authorized Dealer, Sierra Advisors may in its discretion pay up to a maximum of 0.25% of the value of such Common Shares to such Authorized Dealers. Such compensation is or will be paid by Sierra Advisors out of its own assets, and not out of the assets of the Fund. The compensation paid to such Authorized Dealers and to SISC, including the compensation paid at the time of purchase, the quarterly payments, any additional incentives paid from time to time and the EWC, if any, will not in the aggregate exceed the applicable limit (currently 8.5%) imposed by the National Association of Securities Dealers (the "NASD"), unless the approval of the NASD has been received.


         The principal executive offices of the Fund are located at 9301 Corbin Avenue, Suite 333, Northridge, CA 91324.

         Reference is hereby made to Section 9 of this Offer to Purchase and the financial statements attached hereto as Exhibit A which are incorporated herein by reference.

         14.  ADDITIONAL INFORMATION.

         The Fund has filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Securities and Exchange Commission (the "Commission") which includes certain additional information relating to the Offer. Such material may be inspected and copied at prescribed rates at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         15.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The following discussion is a general summary of the federal income tax consequences of a sale of Class A Common Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Class A Common Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws.

         The sale of Class A Common Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes, either as a "sale or exchange," or, under certain circumstances, as a "dividend." Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Class A Common Shares pursuant to the Offer generally will be treated as a "sale or exchange" if the receipt of cash: (a) results in a "complete termination" of the shareholder's interest in the Fund, (b) is "substantially disproportionate" with respect to the shareholder, or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these tests has been met, Class A Common Shares actually owned, as well as Class A Common Shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for "sale or exchange" treatment is met, a shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Class A Common Shares sold. If such Class A Common Shares are held as a capital asset, the gain or loss will be a capital gain or loss and will be long-term if such Class A Common Shares have been held for more than one year.

         If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a shareholder who sells Class A Common Shares pursuant to the Offer will be taxable to the shareholder as a "dividend" to the extent of such shareholder's allocable share of the Fund's current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend would constitute a non-taxable return of capital (to the extent of the shareholder's tax basis in the Class A Common Shares sold pursuant to the Offer) and any amounts in excess of the shareholder's tax basis would constitute taxable gain. Thus, a shareholder's tax basis in the Class A Common Shares sold will not reduce the amount of the "dividend." Any remaining tax basis in the Class A Common Shares tendered to the Fund will be transferred to any remaining Class A Common Shares held by such shareholder. In addition, if a tender of Class A Common Shares is treated as a "dividend" to a tendering shareholder, a constructive dividend under Section 305 (c) of the Code may result to a non-tendering shareholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.

The Fund believes, however, that the nature of the repurchase will be such that a tendering shareholder will qualify for "sale or exchange" treatment (as opposed to "dividend" treatment).

         16.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

         The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the Purchase Price for the Class A Common Shares tendered will be determined as of 2:00 PM Pacific Standard Time on the Expiration Date, as extended, and the Offer will terminate as of 6:00 PM Pacific Standard Time on the Expiration Date, as extended. During any such extension, all Class A Common Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. Holders of Class A Common Stock may tender or withdraw previously tendered shares to the Administrator at the address set forth on page 2 of this Offer to Purchase by written, telegraphed, telex or facsimile transmission of a notice of withdrawal prior to the Expiration Date. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Class A Common Shares or, subject to applicable law, postpone payment for Class A Common Shares upon the occurrence of any of the conditions specified in
Section 6, and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 AM Pacific Standard Time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Class A Common Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(e) (2)), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service.

         If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Class A Common Shares, or the Fund increases the number of Class A Common Shares being sought by an amount exceeding 2% of the outstanding Class A Common Shares, or the Fund decreases the number of Class A Common Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

         17.  MISCELLANEOUS.

         The Offer is not being made to, nor will the Fund accept tenders from, owners of Class A Common Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Class A Common Shares would not be in compliances with the laws of such jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


March 12, 1997                         SIERRA PRIME INCOME FUND

                                                                      EXHIBIT A

                            SIERRA PRIME INCOME FUND
                      STATEMENT OF ASSETS AND LIABILITIES
                         DECEMBER 31, 1996 (UNAUDITED)

ASSETS
Investments, at value (Cost $12,208,861) (Note 2)
   See portfolio of investments.........................................................     $    12,214,305
Cash....................................................................................              92,600
Receivable for investment securities sold...............................................              22,404
Receivable for Fund shares sold.........................................................               3,284
Interest receivable.....................................................................              76,272
Unamortized organization costs (Note 7).................................................             201,471
Receivable from investment advisor (Note 3).............................................              31,148
Other assets............................................................................                 263
                                                                                             ---------------
   Total Assets.........................................................................          12,641,747
                                                                                             ---------------

LIABILITIES
Deferred facility fees (Note 2).........................................................               5,594
Dividends payable.......................................................................              31,152
Administration fee payable (Note 3).....................................................               2,645
Accrued legal...........................................................................              71,104
Accrued audit fees......................................................................               7,562
Accrued expenses and other payables (Note 3)............................................              18,818
                                                                                             ---------------
   Total Liabilities....................................................................             136,875
                                                                                             ---------------
NET ASSETS..............................................................................     $    12,504,872
                                                                                             ===============

NET ASSETS CONSIST OF:
Paid in capital.........................................................................          12,498,583
Undistributed net investment income.....................................................                 845
Net unrealized appreciation of investments..............................................               5,444
                                                                                             ---------------
   NET ASSETS...........................................................................     $    12,504,872
                                                                                             ===============

Class A Common Shares Outstanding.......................................................           1,249,930
                                                                                             ===============
Net asset value per share of beneficial
   interest outstanding*................................................................     $         10.00
                                                                                             ===============
Maximum sales charge....................................................................                4.5%
Maximum offering price per share of
   beneficial interest outstanding ($10.00/0.955).......................................     $         10.47
                                                                                             ===============

----------------------------
* Redemption price per share is equal to Net Asset Value less any applicable contingent deferred sales charge.







                       See Notes to Financial Statements.

                            SIERRA PRIME INCOME FUND
                            STATEMENT OF OPERATIONS
                THREE MONTHS ENDED DECEMBER 31, 1996 (UNAUDITED)


INVESTMENT INCOME:
Interest................................................................................     $       219,230
Fees....................................................................................               2,176
                                                                                             ---------------
   Total Investment Income..............................................................             221,406
                                                                                             ---------------

EXPENSES:
Investment advisory fee (Note 3)........................................................              29,819
Administration fee (Note 3).............................................................               7,847
Audit fees..............................................................................               7,562
Legal fees..............................................................................              36,695
Trustees' fees and expenses (Note 3)....................................................              11,792
Registration............................................................................               7,561
Amortization of organization costs......................................................              12,310
Printing and Postage....................................................................               6,767
Other...................................................................................               2,287
                                                                                             ---------------
   Subtotal.............................................................................             122,640
Fees waived and expenses absorbed
   by investment advisor (Note 3).......................................................            (122,640)
                                                                                             ---------------
   Total expenses.......................................................................                   0
                                                                                             ---------------
NET INVESTMENT INCOME...................................................................             221,406
                                                                                             ---------------

NET UNREALIZED LOSS
   ON INVESTMENTS (NOTES 2 AND 4):
Net change in unrealized depreciation of securities.....................................                (873)
                                                                                             ---------------
Net unrealized loss on investments......................................................                (873)
                                                                                             ---------------

NET INCREASE IN NET ASSETS
   RESULTING FROM OPERATIONS............................................................     $       220,533
                                                                                             ===============












                       See Notes to Financial Statements.

                            SIERRA PRIME INCOME FUND
                       STATEMENT OF CHANGES IN NET ASSETS

                                                                              THREE MONTHS
                                                                                ENDED              PERIOD
                                                                          DECEMBER 31, 1996         ENDED
                                                                             (UNAUDITED)      SEPTEMBER 30, 1996*
                                                                          ------------------  -------------------

Net investment income...............................................        $    221,406     $       416,342
Net unrealized appreciation (depreciation) of investments
   during the period................................................                (873)              6,317
                                                                            ------------     ---------------
Net increase in net assets resulting from operations................             220,533             422,659
                                                                            ------------     ---------------

Distributions to shareholders from net investment income:
   Class A Common Shares............................................            (221,406)           (416,342)
Net increase (decrease) in net assets from Fund share transactions:
   Class A Common Shares............................................             (27,790)         12,427,218
                                                                            ------------     ---------------
Net increase (decrease) in net assets...............................             (28,663)         12,433,535
                                                                            ------------     ---------------

NET ASSETS:
Beginning of year...................................................          12,533,535             100,000
                                                                            ------------     ---------------
End of year.........................................................        $ 12,504,872     $    12,533,535
                                                                            ============     ===============
(includes undistributed net investment income of $845 and $845, respectively)

AMOUNT
     Sold...........................................................        $    285,206     $    12,610,620
     Issued as reinvestment of dividends............................             127,875             255,107
     Repurchased....................................................            (440,871)           (438,509)
                                                                            ------------     ---------------
     Net increase (decrease)........................................        $    (27,790)    $    12,427,218
                                                                            ============     ===============

SHARES
     Sold...........................................................              28,494           1,261,061
     Issued as reinvestment of dividends............................              12,779              25,490
     Repurchased....................................................             (44,043)            (43,851)
                                                                            ------------     ---------------
     Net increase (decrease)........................................              (2,770)          1,242,700
                                                                            ============     ===============

----------------------------
*Sierra Prime Income Fund commenced operations on February 16, 1996.







                       See Notes to Financial Statements.
                                      A-3

                            SIERRA PRIME INCOME FUND
                            STATEMENT OF CASH FLOWS
                THREE MONTHS ENDED DECEMBER 31, 1996 (UNAUDITED)

Cash flows from operating activities:
     Investment income received..........................................  $       132,790
     Fee income received.................................................            1,166
     Payment of operating expenses.......................................           33,781
     Proceeds from sales of long-term securities.........................          312,582
     Purchases of long-term securities...................................       (1,025,000)
     Net proceeds from short-term investments............................          887,439
                                                                           ---------------
CASH USED FOR OPERATING ACTIVITIES.......................................                    $       342,758
Cash flows from financing activities:
     Proceeds from shares sold...........................................          284,795
     Payments on shares repurchased......................................         (440,871)
     Distributions paid*.................................................          (90,612)
     Due to custodian....................................................           (3,470)
CASH PROVIDED BY FINANCING ACTIVITIES....................................                           (250,158)
                                                                                             ---------------
Increase in cash.........................................................                             92,600
Cash at beginning of period..............................................                                  0
                                                                                             ---------------
Cash at end of period....................................................                    $        92,600
                                                                                             ===============

RECONCILIATION OF NET INCREASE IN NET ASSETS FROM OPERATIONS
     TO CASH USED FOR OPERATING ACTIVITIES:
     Net increase in net assets resulting from operations................                    $       220,533
        Decrease in investments**........................................  $       130,804
        Increase in interest receivable..................................         (21,334)
        Increase in receivable for investment securities sold............         (20,017)
        Decrease in unamortized organization costs.......................           12,310
        Increase in other assets.........................................          (2,040)
        Increase in accrued expenses.....................................           23,512
        Decrease in deferred facility fees...............................          (1,010)
                                                                           ---------------
                Total adjustments........................................          122,225
                                                                           ---------------
CASH PROVIDED BY OPERATING ACTIVITIES....................................                    $       342,758
                                                                                             ===============

----------------------------
*    Non cash activities include reinvestment of dividends of $127,875.
**   Includes unrealized appreciation of $5,444.










                       See Notes to Financial Statements.

                            SIERRA PRIME INCOME FUND
                              FINANCIAL HIGHLIGHTS
               FOR A FUND SHARE OUTSTANDING THROUGHOUT THE PERIOD

                                                                                 THREE MONTHS
                                                                                    ENDED             PERIOD
                                                                             DECEMBER 31, 1996        ENDED
                                                                                 (UNAUDITED)    SEPTEMBER 30, 1996*
Net asset value, beginning of period.........................................     $   10.01        $    10.00
                                                                                  ---------        ----------
INCOME FROM INVESTMENT OPERATIONS:
Net investment income........................................................           .18               .40
Net realized and unrealized gain on investments..............................          (.01)              .01
                                                                                  ---------        ----------
Total from investment operations.............................................           .17               .41
                                                                                  ---------        ----------
LESS DISTRIBUTIONS:
Dividends from net investment income.........................................          (.18)             (.40)
                                                                                  ---------        ----------
Total distributions..........................................................          (.18)             (.40)
                                                                                  ---------        ----------
Net asset value, end of period...............................................     $   10.00        $    10.01
                                                                                  =========        ==========

Total return +                                                                        1.69%             4.19%
                                                                                  =========        ==========

RATIOS TO AVERAGE NET ASSETS/SUPPLEMENTAL DATA:
Net assets, end of period (in 000's).........................................     $   12,505       $   12,534
Ratio of operating expenses to average net assets............................          0.00%**          0.00%**
Ratio of net investment income to average net assets.........................          7.05%**          6.72%**
Portfolio turnover rate......................................................             5%              44%
Ratio of operating expenses to average net assets without fees
   waived and expenses absorbed by investment advisor........................          3.91%**          4.75%**
Net investment income per share without fees waived
   and expenses absorbed by investment advisor...............................     $     0.08       $     0.12

*    Sierra Prime Income Fund commenced operations on February 16, 1996. **
     Annualized. +    Total return represents aggregate total return for the
     period indicated. The total return would have been lower if certain fees and expenses had not been waived and absorbed by the investment advisor.








                       See Notes to Financial Statements.

                            SIERRA PRIME INCOME FUND
                            PORTFOLIO OF INVESTMENTS
                         DECEMBER 31, 1996 (UNAUDITED)


      Principal                                                          Loan      Stated
       Amount       Borrower                                   Rate*     Type     Maturity**         Value
       ------       --------                                   -----     ----     ----------         -----
SENIOR LOAN INTERESTS--57.8%
     BROADCASTING--7.5%
      $867,857      Benedek Broadcasting Corporation........  8.813%    Term     05/01/2001     $      867,745
        71,879      SKTV, Inc...............................  7.690     Term     07/31/2000             71,879
                                                                                                --------------
                                                                                                       939,624
                                                                                                --------------

     CABLE--2.8%
       344,000      Marcus Cable Operating Company, L.P. ...  6.767     Term     12/31/2002            343,985
                                                                                                --------------

     ENTERTAINMENT--7.5%
       342,188      AMF Group, Inc..........................  8.125     Term     03/31/2001            342,188
       427,358      AMF Group, Inc..........................  8.500     Term     03/31/2003            427,358
       168,113      AMF Group, Inc..........................  8.625     Term     03/31/2004            168,113
                                                                                                --------------
                                                                                                       937,659
                                                                                                --------------

     FOOD & BEVERAGES--14.2%
       561,900      Keebler Holding Corporation.............  7.800     Term     01/31/2002            561,878
       258,842      SC International Services, Inc..........  8.540     Term     09/30/2001            258,830
       322,868      SC International Services, Inc..........  8.540     Term     09/30/2002            322,853
        70,947      SC International Services, Inc..........  8.790     Term     09/30/2003             70,944
       563,443      Stroh Brewery Company...................  8.001     Term     06/30/2001            564,697
                                                                                                --------------
                                                                                                     1,779,202
                                                                                                --------------

     FOOD STORES--5.6%
       104,125      Bruno's, Inc............................  7.809     Term     02/18/2002            104,127
       596,630      Carr-Gottstein Foods....................  8.558     Term     12/31/2002            596,674
                                                                                                --------------
                                                                                                       700,801
                                                                                                --------------

     HEALTHCARE--2.8%
       355,410      Merit Behavioral Care Corporation.......  8.375     Term     10/06/2003            355,447
                                                                                                --------------

     MANUFACTURING--3.8%
       357,729      International Wire Group, Inc...........  8.584     Term     09/30/2002            357,709
       111,714      Thompson Minwax Company.................  8.380     Term     12/31/2002            111,714
                                                                                                --------------
                                                                                                       469,423
                                                                                                --------------

     PAPER--6.7%
        92,575      Fort Howard Corporation.................  7.503     Term     03/31/2002             92,590
       153,266      Jefferson Smurfit Corporation...........  7.157     Term     04/30/2001            153,278
       118,370      Stone Container Corporation.............  8.625     Term     04/01/2000            118,368
       472,613      Stone Container Corporation.............  8.825     Term     10/01/2003            473,396
                                                                                                --------------
                                                                                                       837,632
                                                                                                --------------

     RETAIL--3.5%
       440,107      Federated Department Stores, Inc........  6.310     Term     03/31/2000            441,785
                                                                                                --------------




                       See Notes to Financial Statements.

                            SIERRA PRIME INCOME FUND
                      PORTFOLIO OF INVESTMENTS (CONTINUED)
                         DECEMBER 31, 1996 (UNAUDITED)


      Principal                                                          Loan      Stated
       Amount       Borrower                                     Rate*   Type     Maturity**         Value
     OTHER--3.4%
      $419,260      Borg-Warner Security Corporation........     8.842   Term     12/31/1998     $      421,080
                                                                                                --------------

                    Total Senior Loan Interests (cost $7,221,194)...........................         7,226,638
                                                                                                --------------

U.S. GOVERNMENT AGENCY DISCOUNT NOTES--39.9% (cost $4,987,667)
     5,000,000      Federal Farm Credit Bank (FFCB)
                        5.550%, due 01/17/1997..............                                         4,987,667
                                                                                                --------------


TOTAL INVESTMENTS (Cost $12,208,861+).......................      97.7%                             12,214,305
OTHER ASSETS AND LIABILITIES (Net)..........................       2.3                                 290,567
                                                                 -----                          --------------


NET ASSETS..................................................     100.0%                         $   12,504,872
                                                                 =====                          ==============

----------------------------

* Senior loans in which the Sierra Prime Income Fund invests generally pay interest at rates which are periodically redetermined by reference to a base lending rate plus a premium. These base lending rates are generally (i) the prime rate offered by one or more major United States banks; (ii) the lending rate offered by one or more major European banks, such as the London Inter-Bank Offered Rate (LIBOR); or (iii) the certificate of deposit ratio. Senior loans are generally considered to be restricted in that the Fund ordinarily is contractually obligated to receive approval from the Agent Bank and/or borrower prior to the disposition of a senior loan. Within each loan there may be different rates due to different reset dates. The rates disclosed for each loan are the weighted average coupon rates as of December 31, 1996.

** Senior loans in the Sierra Prime Income Fund's portfolio generally are subject to mandatory and/or optional prepayment. Because of these mandatory prepayment conditions and because there may be significant economic incentives for a Borrower to prepay, prepayments of senior loans in the Fund's portfolio may occur. As a result, the actual remaining maturity of senior loans held in the Fund's portfolio may be substantially less than the stated maturities shown. Although the Fund is unable to accurately estimate the actual remaining maturity of individual senior loans, the Fund estimates that the actual average maturity of the senior loans held in its portfolio will be approximately 18-24 months.

+ At December 31, 1996, the aggregate cost for federal tax purposes was $12,208,861. The gross unrealized appreciation for all securities in which there is an excess of value over tax cost and aggregate gross unrealized depreciation for all securities in which there is an excess of tax cost over value were $5,672 and $228, respectively.





                       See Notes to Financial Statements.

                            SIERRA PRIME INCOME FUND
                         NOTES TO FINANCIAL STATEMENTS


1.  ORGANIZATION AND BUSINESS

Sierra Prime Income Fund (the "Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a non-diversified, closed-end management investment company. The Fund was organized as a Massachusetts business trust on October 4, 1995. During the period October 4, 1995 to February 15, 1996, the Fund had no operations other than those related to organizational matters, including the initial capital contribution of $100,000 and the issuance of 10,000 shares of beneficial interest to Sierra Fund Administration Corporation.

The Trustees of the Fund authorized an unlimited number of Common Shares with separate classes of beneficial interest. Currently there are only Class A Common Shares. Shares are continuously offered at a price equal to the next determined net asset value ("NAV") per share plus a maximum sales charge based on a determined schedule.

2.  SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. The following is a summary of significant accounting policies consistently followed by the Sierra Prime Income Fund in the preparation of its financial statements.

Portfolio Valuation:

Senior Loans are not actively traded in a public market. Sierra Investment Advisors Corporation (the "Advisor"), and Van Kampen American Capital Management Inc. (the "Sub-Advisor"), following procedures established by the Fund's Board of Trustees, value the Senior Loan interests held by the Fund at fair value. In valuing a Senior Loan interest, the Advisor and Sub-Advisor consider relevant factors, data and information, including: (i) the characteristics of and fundamental analytical data relating to the Senior Loan, including the cost, size, current interest rate, period until next interest rate reset, maturity and base lending rate of the Senior Loan interest, the terms and conditions of the Senior Loan and any related agreements, and the position of the Senior Loan in the Borrower's debt structure; (ii) the nature, adequacy and value of the collateral, including the Fund's rights, remedies and interests with respect to the collateral; (iii) the creditworthiness of the Borrower's business, cash flows, capital structure and future prospects; (iv) information relating to the market for Senior Loans, including price quotations for (if considered reliable) and trading in Senior Loans and interests in similar Loans; (v) the reputation and financial condition of the Agent and any Intermediate Participants in the Senior Loans; and (vi) general economic and market conditions affecting the fair value of Senior Loans.

Other Fund holdings (other than short term obligations, but including listed issues) are valued on the basis of prices furnished by one or more pricing services which determine prices for normal, institutional-size trading units of such securities using market information, transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders. In certain circumstances, portfolio securities will be valued at the last sale price on the exchange that is the primary market for such securities, or the average of the last quoted bid price and asked price for those securities for which the over-the-counter market is the primary market or for listed securities in which there were no sales during the day. The value of interest rate swaps is determined in accordance with a discounted present value formula and then confirmed by obtaining a bank quotation. As of December 31, 1996 there were no interest rate swaps.

                            SIERRA PRIME INCOME FUND
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



Short-term obligations which mature in 60 days or less are valued at amortized cost, if their original term to maturity when acquired by the Portfolio was 60 days or less, or are valued at amortized cost using their value on the 61st day prior to maturity, if their original term to maturity when acquired by the Fund was more than 60 days, unless in each case this is determined not to represent fair value. Repurchase agreements will be valued by the Fund at cost plus accrued interest. Securities for which there exist no price quotations or valuations and all other assets are valued at fair value as determined in good faith by or on behalf of the Board of Trustees.

Illiquid Investments:

Senior Loans in which the Fund will invest presently are not readily marketable and may be subject to restrictions on resale. Interests in Senior Loans generally are not listed on any national securities exchange or automated quotation system and no regular market has developed for such interests. Although interests in Senior Loans are traded among certain financial institutions in private transactions between buyers and sellers these loans continue to be considered illiquid. Senior Loans' illiquidity may impair the Fund's ability to realize the full value of its assets in the event of a voluntary or involuntary liquidation of such assets. Liquidity relates to the ability of the Fund to sell an investment in a timely manner. The market for relatively illiquid securities tends to be more volatile than the market for more liquid securities. The Fund has no limitation on the amount of its assets which may be invested in securities which are not readily marketable or are subject to restriction on resale. The substantial portion of the Fund's assets invested in relatively illiquid Senior Loan interests may restrict the ability of the Fund to dispose of its investments in Senior Loans in a timely fashion and at a fair price, and could result in capital losses to the Fund and holders of Common Shares. However, many of the Senior Loans in which the Fund invests are of a relatively large principal amount and are held by a relatively large number of owners which should, in the Advisor's opinion, enhance the relative liquidity of such interests. The risks associated with illiquidity are particularly acute in situations where the Fund's operations require cash, such as when the Fund tenders (Note 5) for its Common Shares and may result in the Fund borrowing to meet short-term cash requirements.

Cash Flow Information:

The cash amount in the Statement of Cash Flows is the amount reported in the Statement of Assets and Liabilities and does not include any short-term investments at December 31, 1996. The Fund issues its shares, invests in securities, and makes distributions from net investment income and net capital gains (which are either paid in cash or reinvested at the discretion of shareholders). These activities are reported in the Statement of Changes in Net Assets. Information on cash receipts and payments is presented in the Statement of Cash Flows.

Repurchase Agreements:

The Fund may enter into repurchase agreements (a purchase of, and a simultaneous commitment to resell, a financial instrument at an agreed upon price on an agreed upon date) only with member banks of the Federal Reserve System and member firms of the New York Stock Exchange. When participating in repurchase agreements, the Fund buys securities from a vendor (e.g., a bank or brokerage firm) with the agreement that the vendor will repurchase the securities at a higher price at a later date. Such transactions afford an opportunity for the Fund to earn a return on available cash at minimal market risk, although the Fund may be subject to various delays and risks of loss if the vendor is unable to meet its obligation to repurchase. Under the 1940 Act, repurchase agreements are deemed to be collateralized loans of money by the Fund to the seller. In evaluating whether to enter into a repurchase agreement, the Advisor will consider carefully the creditworthiness of the vendor. If the member bank or member firm that is the party to the repurchase agreement petitions for bankruptcy or otherwise becomes subject to the U.S. Bankruptcy Code, the law regarding the rights of the Fund is unsettled. The securities underlying a

                            SIERRA PRIME INCOME FUND
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



repurchase agreement will be marked to market every business day so that the value of the collateral is at least equal to the value of the loan, including the accrued interest thereon, and the Advisor will monitor the value or the collateral. No specific limitations exists as to the percentage of the Fund's assets which may be used to participate in repurchase agreements.

Securities Transactions and Investment Income:

Securities transactions are recorded on trade date (the date the order to buy or sell is executed). Realized gains and losses from securities sold are recorded on the identified cost basis. Income is recorded on the accrual basis and consists of interest accrued and discount earned less premiums amortized. Facility fees are received upon the purchase of a new loan and are recognized as income ratably over the expected life of the loan. The deferred facility fees are the "unearned" portion of these facility fees. The Fund may purchase and sell interest in Senior Loans and other portfolio securities on a "when issued" and "delayed delivery" basis. No income accrues to the Fund on such interests or securities in connection with such purchase transactions prior to the date the Fund actually takes delivery of such interest or securities. When the Fund is the buyer in such a transaction, however, it will maintain, in a segregated account with its custodian, cash or high-grade portfolio securities having an aggregate value equal to the amount of such purchase commitments until payment is made.

Dividends and Distributions to Shareholders:

The Fund's policy is to declare daily and pay monthly distributions to holders of Class A Common Shares of substantially all net investment income of the Fund. Distributions of any net long-term capital gains earned by the Fund are made annually. Distributions of any net short-term capital gains earned by the Fund are distributed no less frequently than annually at the discretion of the Board of Trustees. Additional distributions of net investment income and capital gains for the Fund may be made at the discretion of the Board of Trustees in order to avoid the application of a 4% non-deductible excise tax on certain undistributed amounts of ordinary income and capital gains. Income distributions and capital gain distributions are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. These differences are primarily due to differing treatments of income and gains on various investment securities held by the Fund, timing differences and differing characterization of distributions made by the Fund.

Federal Income Taxes:

It is the Fund's policy to qualify as a regulated investment company by complying with the requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and by, among other things, distributing substantially all of its taxable earnings to its shareholders. Therefore, no Federal income tax provision is required.

3.  INVESTMENT ADVISORY, SUB-ADVISORY, ADMINISTRATION FEES AND OTHER
TRANSACTIONS

Sierra Advisors, an indirect wholly-owned subsidiary of Great Western Financial Corporation ("GWFC"), is the Fund's investment advisor. Sierra Advisors is entitled to a monthly fee at an annual rate of 0.95% of the average daily net assets of the Fund. These fees were $29,819 for the period ended December 31, 1996 and have been voluntarily waived by Sierra Advisors. Sierra Advisors pays a monthly fee at an annual rate of 0.475% to Van Kampen American Capital Management Inc. for services rendered as the Sub-Advisor.

Sierra Fund Administration Corporation ("Sierra Administration") is the Fund's administrator. Sierra Administration receives a monthly fee at an annual rate of 0.25% of the Fund's average daily net assets and the Fund pays First Data Investor Services Group, Inc. ("First Data") directly for all transfer agent services. The Administration fees for the period ended December 31, 1996 were $7,847. Sierra Administration pays State Street Bank and Trust Company ("State Street") for certain administrative and custodial services. The Fund pays for the sub-administrator and custodial out-of pocket expenses.

Sierra Advisors has agreed to voluntarily reimburse the Fund's total operating expenses. For the period ended December 31, 1996 the total reimbursement to the Fund was $92,821.

The compensation of the officers and Trustees who are interested persons (as defined in the 1940 Act) of the Advisor is paid by the Advisor or by its parent, GWFC. The Fund pays the compensation of all other officers and Trustees of the Fund. Trustees who are not interested persons are paid an annual fee of $5,000, a fee of $1,000 per meeting of the Board of Trustees and a fee of $750 per committee meeting of the Fund, plus expenses.

As of December 31, 1996 there was one shareholder who owned greater than five percent of Class A Common Shares, representing 16.89% of the Fund at this date.

For the period ended December 31, 1996, Great Western Financial Securities Corporation and Sierra Investment Services Corporation ("SISC"), both registered broker-dealers, have received $1,199 and $178, respectively, representing commissions (front-end sales charges).

4. PURCHASE AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, excluding U.S. Government and short-term investments, for the period ended December 31, 1996 was $1,025,000 and $332,599, respectively.

5. TENDER OF SHARES

The Board of Trustees of the Fund currently intends, each quarter, to consider authorizing the Fund to make tender offers for a portion of its outstanding Class A Common Shares at the then current net asset value of these Common Shares. The Fund does not intend to list its Common Shares on any national securities exchange and none of the Fund, the Advisor or SISC intends to make a secondary trading market in the classes of the Common Shares at any time. Accordingly, there is not expected to be any secondary trading market in the Common Shares and an investment in such Common Shares should be considered illiquid. There can be no assurance that the Fund will in fact tender for any of its Common Shares. If the Fund tenders for Common Shares there is no guarantee that all, or any, Common Shares tendered will be purchased. An early withdrawal charge may be charged by SISC on those repurchases or tenders done during the first or second year after purchase. For the period ended December 31, 1996, 44,043 shares were tendered and repurchased by the Fund with no early withdrawal charge.

6. SHARES OF BENEFICIAL INTEREST

The Declaration of Trust permits the Fund to issue an unlimited number of full and fractional Common Shares of beneficial interest with no par value. The Fund initially is offering 5,000,000 Class A Common Shares in a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended.

7. ORGANIZATION COSTS

Expenses incurred in connection with the organization of the Fund, including the fees and expenses of registering and qualifying its shares for distribution under Federal and state securities regulations, are being amortized on a straight-line basis over a period of five years from commencement of operations of the Fund. In the event any of the initial shares of the Fund are redeemed by any holder thereof during the amortization period, the proceeds of such redemptions will be reduced by an amount equal to the pro-rata portion of unamortized deferred organizational expenses in the same proportion as the number of shares being redeemed bears to the number of initial shares of such Fund outstanding at the time of such redemption. To the extent that proceeds of the redemptions are less than such pro-rata portion of any unamortized organizational expenses, Sierra Administration has agreed to reimburse the Fund.

8. SENIOR LOAN PARTICIPATIONS

The Fund invests primarily in participations, assignments, or acts as a party to the primary lending syndicate of a Variable Rate Senior Loan interest to United States corporations, partnerships, and other entities. When the Fund purchases a participation of a Senior Loan interest, the Fund typically enters into a contractual agreement with the lender or other third party selling the participation, but not with the borrower directly. As such, the Fund assumes the credit risk of the Borrower, Selling Participant or other persons interpositioned between the Fund and the Borrower.

At December 31, 1996, the following sets forth the selling participants with respect to interests in Senior Loans purchased by the Fund on a participation basis.



                                             Principal
Selling Participant                           Amount         Value
-------------------                       ------------  ------------
Pearl Street L.P.                         $  3,020,073  $  3,019,909
Chase Securities Inc.                        1,884,026     1,884,057
Bankers Trust                                  653,599       653,647
Morgan Guaranty                                563,443       564,697
Lehman Commercial Paper, Inc.                  472,613       473,397
Canadian Imperial Bank of                      419,260       421,079
Commerce
NationsBank                                    208,180       209,852
                                          ------------  ------------
                                          $  7,221,194  $  7,226,638
                                          ============  ============


9. LINE OF CREDIT

Sierra Prime Income Fund and the Sierra Trust Funds participate in a $40 million line of credit provided by Deutsche Bank AG, New York Branch (the "Bank") under a Credit Agreement (the "Agreement") dated May 22, 1996, primarily for temporary or emergency purposes, including the meeting of redemption requests that otherwise might require the untimely disposition of securities. Under the Agreement, Sierra Prime Income Fund may borrow up to $433,000 plus its pro rata portion of any unused base commitment allocation of the other borrowers under the Agreement. Interest is payable at one of the following rates depending on the type of loan designated by the borrower: (i) the higher of 0.50% in excess of the Federal Funds Rate and the prime lending rate announced by the Bank; (ii) the New York Interbank Offered Rate (NIBOR) plus 0.35% on an annualized basis; or (iii) the London Interbank Offered Rate (LIBOR) plus 0.35% on an annualized basis. The Fund is charged an aggregate commitment fee computed at a rate equal to 0.05% on an annual basis of the daily average unutilized credit balance. The Agreement requires that the aggregate outstanding principal amount of the loan made shall not exceed 33 1/3 % of the value of the total assets of the fund less all liabilities and indebtedness not represented by senior securities. The Fund currently expects, however, to limit its borrowing to an amount sufficient to meet its tender offer purchases or 10% of its assets, whichever is greater. During the period ended December 31, 1996, the Fund had not borrowed under the Agreement.

10. SUBSEQUENT EVENTS (UNAUDITED)

The third tender offer of the Sierra Prime Income Fund expired on January 31, 1997. As of this date 101,329.809 additional shares were tendered and repurchased by the Fund.


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